September 17, 2008

BY FAX AND EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-3591

Attn:	Milwood Hobbs

Staff Accountant

Mail Stop 3561

RE:	Safeway Inc.

Form 10-K for the Fiscal Year Ended December 29, 2007

Form 10-Q for the Fiscal Quarters Ended March 22, 2008 and June 14, 2008

File No. 1-00041

Dear Mr. Hobbs:

This will confirm our conversation today that Safeway Inc will respond to the SEC’s comment letter dated September 9, 2008 addressed to Steven A. Burd by October 7, 2008.

Very truly yours,

/s/ Laura A. Donald
Laura A. Donald
Senior Corporate Counsel
Safeway Inc.